Exhibit 10.1

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of May 16, 2022, is made by and among ENPC Holdings, LLC, a Delaware limited liability company (“Sponsor”), the other holders of ENPC Class F Common Stock set forth under the heading “Other Class F Holders” on the signature pages to this Agreement (the “Other Class F Holders,” and together with Sponsor, collectively, the “Class F Holders”), Executive Network Partnering Corporation, a Delaware corporation (“ENPC”), Granite Ridge Resources, Inc., a Delaware corporation (“Parentco”) and GREP Holdings, LLC, a Delaware limited liability company (the “Company”). Sponsor, the Other Class F Holders, ENPC, Parentco and the Company shall be referred to in this Agreement from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, ENPC, Parentco, GREP Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parentco, ENPC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parentco, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (1) the Class F Holders will agree to vote in favor of approval of the Business Combination Agreement and the Transactions (including the Mergers), (2) the Class F Holders will agree to waive any adjustment to the conversion ratio set forth in the ENPC Organizational Documents or any other anti-dilution or similar protection with respect to such Class F Holder’s shares of ENPC Class F Common Stock, (3) the Class F Holders agree to subject the Additional Shares (as defined in this Agreement) received as a result of the Mergers to the vesting provisions set forth in Section 3 below and (4) the Class F Holders will agree to vote by written consent their Class F Common Stock, voting as a single class, and their Class B Common Stock, voting as a single class, in favor of approval of the Business Combination Agreement and the Transactions; and

WHEREAS, as an inducement to ENPC, Parentco and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the Parties desire to agree to certain matters as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, each intending to be legally bound, agree as follows:

1. Binding Effect of the Business Combination Agreement. Each Class F Holder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the First Merger Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.1 thereof (the “Expiration Time”), each Class F Holder shall be bound by and comply with Section 6.21 of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (x) such Class F Holder was an original signatory to the Business Combination Agreement with respect to such provisions, and (y) each reference to “ENPC” contained in such provisions also referred to each such Class F Holder.

2. Agreement to Vote.

(a) Each Class F Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to vote at any meeting of the stockholders of ENPC or in any other circumstance in which the vote or consent of the stockholders of ENPC is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject ENPC Securities (as defined below) to be counted as present thereat for purposes of establishing a quorum) all of such Class F Holder’s ENPC Class F Common Stock and ENPC Class B Common Stock (together with any ENPC Class A Common Stock, ENPC CAPS™, and any other equity securities or other voting securities of ENPC that such Class F Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, and any ENPC Class A Common Stock received in exchange therefore, collectively, the “Subject ENPC Securities”):

(i) in favor of the Transaction Proposals,

(ii) against any Third Party Proposal (other than the Business Combination Agreement and the Transactions); and

(iii) against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled.

(b) Each Class F Holder hereby unconditionally and irrevocably agrees, from the date hereof until the Expiration Time, not to redeem, elect to redeem or tender or submit any of its Subject ENPC Securities for redemption in connection with the Business Combination Agreement or the Transactions.

(c) The obligations of Class F Holders specified in this Section 2 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by the ENPC Board or the ENPC Board has affected a Change in Recommendation.

(d) Each Class F Holder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that each Class F Holder may have pursuant to the DGCL or otherwise by virtue of ownership of the Subject ENPC Securities.

(e) Each Class F Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against ENPC, Parentco, Merger Subs, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

(f) Each of ENPC and the Class F Holders, by execution of this Agreement, hereby agrees and consents to the termination of the Registration and Stockholder Rights Agreement, dated as of September 5, 2020 (the “Rights Agreement”) effective as of the First Merger Effective Time, without any further liability or obligation to ENPC. The termination of the Rights Agreement shall terminate the rights of the parties thereto to enforce any provisions of such agreement that expressly survive the termination of the Rights Agreement. Each Class F Holder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transactions, in each case that such Class F Holder may have under the Rights Agreement.

3. Vesting.

(a) The Class F Holders and Parentco agree that, as of the Closing, 371,518 of the shares of Parentco Common Stock issuable to the Class F Holders in connection with the Mergers (the “Additional Shares”) shall become subject to the vesting and forfeiture provisions set forth in this Section 3 (pro rata based on each Class F Holder’s relative ownership of Parentco Common Stock (“Pro Rata Share”)).

(b) The Additional Shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parentco Common Stock occurring on or after the Closing. The Parties will take all necessary action so that (i) the Additional Shares shall appear as issued and outstanding on the balance sheet of Parentco and shall be legally outstanding under applicable state law but shall not be vested and shall be subject to forfeiture as described in this Agreement, (ii) all dividends paid on the Additional Shares shall be distributed to the Class F Holders during the Adjustment Period, and (iii) all voting rights in respect of such Additional Shares while they remain unvested shall be exercisable by or on behalf of the persons who would be entitled to receive such Additional Shares assuming the vesting of such Additional Shares pursuant to this Section 3.

(c) If on the 90th calendar day following the Closing Date (the “Adjustment Date”), the Adjustment VWAP (as defined below) of the Parentco Common Stock is less than $10.00, then all or a portion of the unvested Additional Shares (together with any corresponding dividends) shall vest (and shall no longer be subject to forfeiture) based on their Pro Rata Share such that the product of (i) the vested Additional Shares, plus all other shares of Parentco Common Stock issued to the Class F Holders in the Mergers, multiplied by (ii) the Adjustment VWAP equals $8,668,750. Any Additional Shares that do not vest in accordance with the previous sentence shall be forfeited to Parentco (together with the repayment of any corresponding dividends, if any, that have been received prior to the Adjustment Date) and shall be deemed to be transferred by the forfeiting holder to Parentco without any consideration and shall be cancelled by Parentco and cease to exist. For purposes of this Agreement, “Adjustment Period” means the period from the Closing Date through the day prior to the Adjustment Date, and “Adjustment VWAP” means, subject to the following sentence, the volume weighted average price of a share of Parentco Common Stock, as reported on the NYSE, determined for the trailing twenty trading days ending on the day prior to the Adjustment Date. Notwithstanding the foregoing, if the Adjustment VWAP would be less than $7.00, the Adjustment VWAP will be deemed to be $7.00 for purposes of sub-clause (ii) above.

(d) Each holder of Additional Shares shall be responsible for making an election in accordance with Section 83(b) of the Code in respect of its Additional Shares. IT IS THE SOLE RESPONSIBILITY OF EACH SUCH HOLDER OF ADDITIONAL SHARES, AND NOT OF SPONSOR, ENPC OR PARENTCO (OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES), TO MAKE AN ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF SUCH HOLDER REQUESTS THAT SPONSOR, ENPC OR PARENTCO (OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ASSIST IN MAKING SUCH ELECTION. EACH SUCH HOLDER THAT MAKES AN ELECTION UNDER SECTION 83(B) OF THE CODE WITH RESPECT TO SUCH ADDITIONAL SHARES SHALL PROVIDE A COPY OF SUCH ELECTION TO PARENTCO ON OR BEFORE THE DUE DATE FOR MAKING SUCH ELECTION.

(e) The Additional Shares shall be non-certificated shares represented by book-entry. Parentco may enter stop transfer instructions on the Additional Shares with Parentco’s transfer agent and registrar against the transfer of the Additional Shares until the end of the Adjustment Period, and will instruct the transfer agent and registrar that the Additional Shares should bear, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form (provided that such legend will be removed with respect to vested Additional Shares promptly following, and in any event within two Business Day of, the end of the Adjustment Period):

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, DISCOUNTED, EXCHANGED, PLEDGED OR OTHERWISE ENCUMBERED OR DISPOSED OF IN ANY MATTER, EXCEPT AS SET FORTH IN THE TERMS OF THE SPONSOR AGREEMENT DATED MAY 16, 2022, A COPY OF WHICH AGREEMENT IS ON FILE IN THE OFFICES OF THE CORPORATION.

(f) The Parties hereby acknowledge and agree that, after giving effect to the Transactions (including the Mergers), Exhibit A hereto sets forth the number of shares of Parentco Common Stock held by each Class F Holder.

4. Waiver of Anti-dilution Protection and Conversion.

(a) Each Class F Holder (i) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the ENPC Organizational Documents, and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the ENPC Class F Common Stock held by him, her or it converts into ENPC Class A Common Stock pursuant to Section 4.3(d) of ENPC’s Certificate of Incorporation or any other adjustments or anti-dilution protections with respect to such ENPC Class F Common Stock.

(b) Each Class F Holder acknowledges and jointly and severally agrees that, immediately prior to the First Merger Effective Time, and subject to Section 4(a), the 495,357 shares of ENPC Class F Common Stock outstanding that are not cancelled as a result of the Business Combination Agreement shall collectively convert into 1,238,393 shares of ENPC Class A Common Stock (which shall be subject to the vesting and forfeiture provisions set forth in Section 3, and ordinary equitable adjustments on account of any stock splits, stock dividends, reorganizations, recapitalizations and the like).

(c) The Parties hereby acknowledge and agree that it is intended that the transactions described in Section 4(b), the ENPC Class B Contribution and the ENPC Private Warrant Contribution qualify as a “recapitalization” described in Section 368(a)(1)(E) of the Code.

(d) Except as expressly contemplated by the Business Combination Agreement, each Class F Holder waives any and all rights to convert any Sponsor Loans made by such Class F Holder or any of its Affiliates into CAPS™ or any other securities that may be issuable upon conversion of such Sponsor Loans. Each Class F Holder represents and warrants that it has not made any loans to ENPC, other than the Sponsor Loans.

5. Transfer of Shares. Subject to the following sentence, each Class F Holder agrees that prior to the Expiration Time, such Class F Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Class F Holder’s Subject ENPC Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Class F Holder’s Subject ENPC Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Class F Holder’s Subject ENPC Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Class F Holder’s Subject ENPC Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Class F Holder’s Subject ENPC Securities or (e) take any action that would have the effect of preventing or materially delaying the performance of such Class F Holder’s obligations under this Agreement. The foregoing shall not apply to any Transfer (i) to such Class F Holder’s employees, officers or directors, or family members of any of such Class F Holder or any Affiliates of such Class F Holder; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by distributions from Sponsor to its members, partners or shareholders pursuant to Sponsor’s Organizational Documents; and (vi) by virtue of the laws of Delaware or Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor, so long as the applicable transferee of any Transfer of the type set forth in clauses (i) through (vi) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

6. Representations and Warranties. Each Class F Holder represents and warrants (severally and not jointly) to ENPC, Parentco and the Company, solely with respect to such Class F Holder, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations under this Agreement; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms of this Agreement subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations under this Agreement will not, (i) if such Person is not an individual, conflict with or result in a violation of the Organizational Documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such Person or such Person’s Subject ENPC Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations under this Agreement and (g) such Person is the record and beneficial owner of all of his, her or its Subject ENPC Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Business Combination Agreement, (iv) the Rights Agreement, or (v) any applicable securities laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the valid termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 3, 4 and 11 (solely to the extent related to Sections 3 and 4) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9, or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means an intentional and willful material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement, and (y) “Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any ENPC Non-Party Affiliate (other than the Class F Holders named as Parties, on the terms and subject to the conditions set forth in this Agreement), and (b) none of the Company Non-Party Affiliates or the ENPC Non-Party Affiliates (other than the Class F Holders named as Parties, on the terms and subject to the conditions set forth in this Agreement) shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection with this Agreement, as expressly provided in this Agreement, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated hereby. For the purpose of this Section 8, (x) “ENPC Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either ENPC or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, ENPC) or any family member of the foregoing Persons and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries or any of the Grey Rock Entities) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Further Assurances. Each Class F Holder shall execute and deliver, or cause to be delivered, such additional documents, including the Registration Rights and Lock-Up Agreement, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by ENPC or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions and the other Transaction Agreements), in each case, on the terms and subject to the conditions set forth therein and in this Agreement and in the Business Combination Agreement, as applicable.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Class F Holder makes any agreement or understanding in this Agreement in any capacity (including, in the case of each Other Class F Holder, in such Other Class F Holder’s capacity as a director, officer or employee of ENPC) other than in such Class F Holder’s capacity as a record holder and beneficial owner of the Subject ENPC Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class F Holder or any representative of Sponsor in such holder’s capacity as a member of the board of directors (or other similar governing body) of ENPC or as an officer, employee or fiduciary of ENPC, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of ENPC.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Incorporation by Reference. Sections 9.2 (Survival), 9.4 (Rules of Construction), 9.6 (first sentence only) (Entire Agreement), 9.7 (Governing Law; Venue; Waiver of Jury Trial), 9.8 (Severability), 9.9 (Assignment), 9.11 (Specific Performance) and 9.12 (Amendment) of the Business Combination Agreement are incorporated in this Agreement and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ENPC HOLDINGS, LLC

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: Chief Executive Officer

EXECUTIVE NETWORK PARTNERING CORPORATION

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: Chief Executive Officer

GRANITE RIDGE RESOURCES, INC.

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: Chief Executive Officer, Chief Financial Officer and President

GREP HOLDINGS, LLC

By:	/s/ Griffin Perry
Name: Griffin Perry
Title: Manager

[Signature Page to Sponsor Agreement]

OTHER CLASS F HOLDERS:

/s/ Richard Boyce
Richard Boyce

/s/ Michael M. Calbert
Michael M. Calbert

/s/ Gisel Ruiz
Gisel Ruiz

[Signature Page to Sponsor Agreement]

EXHIBIT A

CLASS F HOLDER OWNERSHIP OF SHARES OF

PARENTCO COMMON STOCK

Holder	Shares with Respect to Invested Capital	+	Shares with Respect to Profit	=	Vested Shares as of Closing	+	Unvested Shares as of Closing	=	Total Shares
ENPC Holdings, LLC	693,500		128,375		821,875		352,232		1,174,107
Richard Boyce	—		15,000		15,000		6,429		21,429
Michael M. Calbert	—		15,000		15,000		6,429		21,429
Gisel Ruiz	—		15,000		15,000		6,429		21,429

Total	693,500		173,375		866,875		371,518		1,238,393

Exhibit A to Sponsor Agreement